Exhibit 99
FOR IMMEDIATE RELEASE

CONTACT:	John F. Corcoran, 312-822-1371
Doreen Lubeck, 773-583-4331
CNA SURETY ANNOUNCES FIRST QUARTER 2010 RESULTS
CHICAGO, April 30, 2010 — CNA Surety Corporation (“CNA Surety” or the “Company”) (NYSE: SUR) today reported net income for the first quarter of 2010 of $20.8 million, or $0.47 per diluted share, compared to $20.9 million, or $0.47 per diluted share, for the same period in 2009. The current quarter results include an income tax charge of $0.5 million related to tax code changes contained within the recently enacted health care reform legislation.
Highlights included:
•	Gross written premium increase of 1.3%.

•	Combined ratio of 82.8%.

•	Operating cash flow of $26.3 million.

•	Book value per share of $21.36 at March 31, 2010, up 2.5% from December 31, 2009.
“We are pleased to report a solid first quarter,” said John F. Welch, President and Chief Executive Officer. “Our ability to produce modest top-line growth in the face of the continued economic challenges facing construction firms illustrates the value of our diversified book of surety business. Our commercial surety writings benefited from the emerging strength in the broader economy. In addition, we have added additional sources of contract premium that further diversify our book of business.”

	Gross Written Premium
	(in thousands)
	Three Months Ended
	March 31,
	2010	2009
Contract	$68,457	$67,355
Commercial	35,221	34,978
Fidelity and other	8,849	8,792

	$112,527	$111,125

For the quarter ended March 31, 2010, gross written premiums increased 1.3% compared to the same period in 2009.

Contract surety gross written premiums increased 1.6% in the first quarter of 2010 compared to the same period in 2009. This increase is due to an increase in non-construction performance bonds as well as premiums assumed under international reinsurance contracts.
Commercial surety gross written premiums increased slightly less than 1.0% for the quarter ended March 31, 2010, compared to the same period in 2009. This increase reflects more stable general economic conditions.

	Net Written Premium
	(in thousands)
	Three Months Ended
	March 31,
	2010	2009
Contract	$63,313	$61,025
Commercial	34,498	34,202
Fidelity and other	8,849	8,792

	$106,660	$104,019

For the quarter ended March 31, 2010, net written premiums increased 2.5% compared to the same period in 2009, reflecting the increase in gross written premium as well as lower reinsurance costs.

	Underwriting Ratios
	Three Months Ended
	March 31,
	2010	2009
Loss ratio(1)	29.1%	29.3%
Expense ratio	53.7%	53.7%

Combined ratio(1)	82.8%	83.0%

(1)	See note to Press Release Investor Data.
The current quarter loss, expense, and combined ratios remained relatively flat compared to the same period last year. The slightly lower loss ratio reflects the lower reinsurance costs mentioned above.
Net investment income for the quarter ended March 31, 2010 was $13.4 million compared to $12.2 million during the first quarter of 2009. The increase reflects the impact of higher overall invested assets, partially offset by lower yields. The annualized pre-tax yields were 4.2% and 4.3% for the three months ended March 31, 2010 and 2009, respectively.

Business Environment
The Company’s business is subject to certain risks and uncertainties associated with the current economic environment and corporate credit conditions. In the past, the Company’s performance has been materially impacted by a significant increase in corporate defaults on a worldwide basis. Because the nature of the business is to insure against non-performance, future results of operations could be negatively impacted by adverse trends in corporate defaults.
Earnings Conference Call
A conference call for investors and the professional investment community will be held at 11:00 a.m. (EDT) on April 30, 2010. On the conference call will be John F. Welch, President and Chief Executive Officer of CNA Surety Corporation, and John F. Corcoran, Chief Financial Officer of CNA Surety Corporation. The call may be accessed by dialing 800-479-9001. It will also be broadcast live at http://www.videonewswire.com/event.asp?id=68178 or go to the investor relations pages of the CNA Surety website (www.cnasurety.com) for further details. The call is available to the media, but questions will be restricted to investors and the professional investment community. A taped replay of the call will be available beginning at 2:00 p.m. (EDT) on April 30th until 2:00 p.m. (EDT) on May 14, 2010 by dialing 888-203-1112, pass code 2265490, or over the Internet at the foregoing websites.
About CNA Surety
CNA Surety Corporation is the largest publicly traded surety company in the country. Through its principal subsidiary, Western Surety Company, CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 37,000 independent agencies. The Company’s Securities and Exchange Commission (“SEC”) filings are available at www.sec.gov or visit us at www.cnasurety.com for a direct link to the SEC website.
CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, product and policy demand and market response risks, the effect of economic conditions, the impact of significant increases in corporate defaults on a national or global basis, the impact of competitive products, policies and pricing, product and policy development, regulatory changes and conditions including underwriting limitations imposed by the U.S. Department of Treasury, rating agency policies and practices, development of claims and the effect on loss reserves, the performance of reinsurance companies under reinsurance contracts with the Company, the cost and availability of reinsurance contracts on reasonable terms, investment portfolio developments and reaction to market conditions, the results of financing efforts, the actual closing of contemplated transactions and agreements, the effect of the Company’s accounting policies, and other risks detailed in the Company’s Securities and Exchange Commission filings. No assurance can be given that the actual results of operations and financial condition will conform to the forward-looking statements contained herein.
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CNA Surety Corporation
Press Release Investor Data
(Amounts in thousands, except per share data)

	Three Months Ended
	March 31,
	2010	2009
Operating Results:

Gross written premiums	$112,527	$111,125

Net written premiums	$106,660	$104,019

Revenues:
Net earned premiums	$98,252	$101,151
Net investment income	13,377	12,246
Net realized investment gains (losses)	323	(66)

Total revenues	$111,952	$113,331

Expenses:
Net losses and loss adjustment expenses(1)	$28,581	$29,588
Net commissions, brokerage and other underwriting expenses	52,788	54,278
Interest expense	281	418

Total expenses	$81,650	$84,284

Income before income taxes	30,302	29,047

Income tax expense	9,497	8,183

Net income	$20,805	$20,864

Basic earnings per common share	$0.47	$0.47

Diluted earnings per common share	$0.47	$0.47

Basic weighted average shares outstanding	44,280	44,206

Diluted weighted average shares outstanding	44,421	44,376

(1)	See note to Press Release Investor Data.

CNA Surety Corporation
Press Release Investor Data
(Amounts in thousands, except per share data)

	Three Months Ended
	March 31,
	2010	2009
Cash Flow Data:

Net cash provided by operations	$26,312	$33,652

	March 31,	December 31,
	2010	2009
Consolidated Balance Sheet Data:

Invested assets and cash	$1,352,137	$1,322,654
Intangible assets, net	138,785	138,785
Total assets	1,749,124	1,709,035

Insurance reserves	682,629	653,899
Debt	30,930	30,930
Total stockholders’ equity	946,359	923,084

Book value per share	$21.36	$20.85

Outstanding shares	44,298	44,268

Note to Press Release Investor Data

(1)	Includes the effect of re-estimates of prior year reserves, known as reserve development. There were no revisions of prior year reserves for the three months ended March 31, 2010. Nominal revisions of prior year reserves in the three months ended March 31, 2009 had no effect on the loss ratio.